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                                                                     Exhibit 3.7


                           CERTIFICATE OF ELIMINATION

                                       OF

                            SERIES D PREFERRED STOCK

                                       OF

                            CARRIAGE SERVICES, INC.

                                 * * * * * * *

      Pursuant to Section 151 of the General Corporation Law of the State of Delaware, CARRIAGE SERVICES, INC., a corporation organized and existing under the General Corporation Law of the State of Delaware (herein referred to as the "Corporation"), DOES HEREBY CERTIFY:

      That pursuant to authority granted to the Board of Directors of the Corporation by the Amended and Restated Certificate of Incorporation of the Corporation, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, such Board of Directors at a meeting duly held on February 19, 2002, adopted a resolution providing for the elimination of a designation of a series of preferred stock of the Corporation, which resolution is as follows:

            WHEREAS, the Corporation has previously established and designated a series of Preferred Stock, $.01 par value, designated as its Series D Preferred Stock ("Series D Preferred Stock"), originally consisting of up to 20,000,000 shares, pursuant to the Amended and Restated Certificate of Designation, Preferences, Rights and Limitations attached as Exhibit D to the Corporation=s Amended and Restated Certificate of Incorporation filed with the Secretary of State of Delaware on July 3, 1996, as amended on October 10, 1996 and May 9, 1997 (as so amended and restated, the "Series D Certificate of Designation"); and

            WHEREAS, no such shares of Series D Preferred Stock are currently issued or outstanding, and none will be issued;

                  NOW, THEREFORE, BE IT RESOLVED, that no shares of Series D
            Preferred Stock are issued or outstanding, and none will be issued, and therefore pursuant to the authority expressly granted and vested in the Board of Directors of the Corporation in accordance with the provisions of the Amended and Restated Certificate of Incorporation of the Corporation and Section 151(g) of the General Corporation Law of the State of Delaware, the Series D Certificate of Designation is hereby withdrawn and eliminated.


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      IN WITNESS WHEREOF,  CARRIAGE SERVICES, INC. has caused this Certificate of Elimination to be signed by Melvin C. Payne, its Chairman of the Board and Chief Executive Officer, as of the 19th day of February, 2002.



                                    CARRIAGE SERVICES, INC.




                                    BY:
                                       ---------------------------------------
                                       MELVIN C. PAYNE, Chairman of the Board
                                          and Chief Executive Officer





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